Exhibit 99.1

RPM Announces Notice of Full Redemption of its 2.25% Convertible Senior Notes due 2020

MEDINA, Ohio – (Business Wire) – Sept. 25, 2018 – RPM International Inc. (NYSE: RPM) announced today that it has issued a notice of redemption for all $205,000,000 aggregate principal amount of its outstanding 2.25% Convertible Senior Notes Due 2020 (CUSIP No. 749685 AT0) (the “Notes”) on November 27, 2018 (the “Redemption Date”). The redemption price for the Notes is equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest until, but excluding, the Redemption Date.

RPM has instructed The Bank of New York Mellon Trust Company, N.A., as the trustee for the Notes, to distribute the notice of redemption to all registered holders of the Notes. Copies of the notice and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon Trust Company, N.A., by calling 1 (800) 254-2826.

As a result of the issuance of the notice of redemption, the Notes are convertible at any time prior to the close of business on November 26, 2018. The current conversion rate is 19.185116 shares of RPM common stock per $1,000 original principal amount of the Notes, which is equivalent to a conversion price of approximately $52.12 per share (subject to adjustment in accordance with the terms of the Indenture). In accordance with the provisions of the indenture for the Notes, RPM has elected to settle any Notes surrendered for conversion through a combination settlement of cash and shares of RPM common stock (and cash in lieu of any fractional shares).

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2018, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Source: RPM International Inc.

RPM International Inc.

Russell L. Gordon, 330-273-5090

Vice President and Chief Financial Officer

rgordon@rpminc.com.